UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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THE QUIGLEY CORPORATION
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On May 7, 2009, The Quigley Corporation issued the following press release.

FOR IMMEDIATE RELEASE:

THE QUIGLEY CORPORATION ISSUES OPEN LETTER TO STOCKHOLDERS

-URGES STOCKHOLDERS TO REJECT DISSIDENT

 TED KARKUS’ SOLICITATION EFFORTS-

DOYLESTOWN, PA. – May 7, 2009 – The Quigley Corporation, (Nasdaq: QGLY), www.quigleyco.com, today announced it has issued an open letter to stockholders urging them to reelect its experienced and highly qualified Board of Directors by voting the WHITE proxy card by telephone, Internet or mail today.  In urging its stockholders to reject dissident stockholder Ted Karkus’ control-seeking solicitation in connection with the 2009 Annual Meeting of Stockholders, the Company noted the following, among other things, in the letter:

•	Karkus has no strategic plan for the Company;

•
The Quigley Corporation has a carefully developed long-term strategic plan that is showing significant progress, including the recent positive finding for its QR-333 drug for the treatment of Diabetic Peripheral Neuropathy; and

•	Karkus’ proposed slate of nominees have little to no relevant industry experience and most have never served on a public company board of directors.

The text of the letter to stockholders follows:

May 7, 2009

Dear Fellow Stockholders,

WHO DO YOU WANT LEADING THE QUIGLEY CORPORATION

IN TODAY’S CHALLENGING ECONOMIC ENVIRONMENT?

SEASONED DIRECTORS AND EXECUTIVES

OR

A GROUP OF OPPORTUNISTIC INVESTORS WITH LITTLE TO NO
RELEVANT INDUSTRY EXPERIENCE?

WE BELIEVE THE ANSWER IS CLEAR

SUPPORT THE QUIGLEY CORPORATION’S BOARD OF DIRECTORS

VOTE THE WHITE PROXY CARD TODAY

By now you should have received The Quigley Corporation proxy statement for our 2009 Annual Meeting, along with a WHITE proxy card.  We urge all stockholders to protect your investment and vote the WHITE card immediately.  Disregard any proxy materials you may receive from dissident stockholder Ted Karkus, who is seeking to replace your Company’s entire incumbent Board of Directors.

MANAGEMENT’S STRATEGIC PLAN HAS BEEN CAREFULLY DEVELOPED AND EXECUTED – AND IT’S WORKING!

The Quigley Corporation, under the guidance of the incumbent Board and management, has a carefully developed long term strategic plan to increase stockholder value by investing a share of the profits from its successful, market leading OTC homeopathic cold remedy to self-fund research and development of naturally-derived medicinal compounds for which there is enormous market potential.

On April 30, 2009 the Company issued a major announcement regarding noteworthy results from Phase II testing of its QR-333 compound to treat Diabetic Peripheral Neuropathy:

POSTIVE FINDING FOR QR-333 COMPOUND TO TREAT DIABETIC PERIPHERAL NEUROPATHY EXPANDS POTENTIAL

Diabetic Peripheral Neuropathy is a common complication of diabetes associated with nerve damage in the feet and hands.  According to the American Diabetes Association, over 20 million people in the U.S. have diabetes, which grew 13.5% from 2005 to 2007.  According to Datamonitor, the market for drugs to treat this problem is $2.8 billion today and is expected to grow to $6.0 billion by 2017.  The clinical study of the QR-333 compound showed a sizeable increase in nerve conduction speed and strength of sensory nerve signals, suggesting that the compound may have the potential to both reverse and stop nerve damage.  Your management team is on track to explore multiple next step options for the compound, which include, among possible avenues, potential partnering and licensure with major pharmaceutical companies.  We believe our success will not just be limited to QR-333. The Company has other ethical pharma products in the development pipeline that we are also excited about.

OUR BOARD IS COMMITTED TO ALIGNING EXECUTIVE COMPENSATION WITH STOCKHOLDER INTERESTS

The results of our core business, COLD-EEZE and its related products, have been hurt recently by a particularly weak cold season.  This softness has been felt not just by The Quigley Corporation, but by the entire sector.  In response to the current economic downturn and as part of the Company’s efforts to reduce costs and align executive performance with stockholder value, the base salaries for Guy J. Quigley, the Company’s President and CEO and Charles A. Phillips, the Company’s Executive Vice President and Chief Operating Officer have been reduced 18.12% and 18.07%, respectively, for 2009 as part of the Company’s overall cost containment efforts amid current market conditions and the continuing global economic challenge.  The Compensation Committee has also rescinded the cash-incentive portion of executive bonuses for 2009 such that any performance-based bonuses would be based solely on any increase in the Company’s stock price.

KARKUS HAS NO STRATEGIC PLAN FOR YOUR COMPANY

Karkus’ proxy materials DO NOT present any plan or functional strategies for The Quigley Corporation. The best he can offer in his proxy materials is a boilerplate agenda which includes reviewing the Company’s management, structure and corporate governance policies.  This so-called “strategic plan” reflects no knowledge or insight of the Company’s business model, products, operations, markets or long-term strategies/objectives.  If Karkus and his slate of nominees have no specific plans for your company, should you simply trust that they will figure it out?

On the other hand, your incumbent Board and management know the Company, have an effective plan, and are on track with goals and objectives.  We are constantly evaluating new opportunities and strategies always with the focus of enhancing stockholder value.

INCUMBENT BOARD MEMBERS ARE ALSO INVESTORS AND THEIR INTERESTS ARE ALIGNED WITH FELLOW STOCKHOLDERS

All of your current board members are proven executive leaders.  All have management, public company, Board and Quigley experience and many are significant stockholders in The Quigley Corporation. Mr. Quigley personally owns more than 2.5 million shares, or approximately 20% of the common stock of the Company, and Mr. Phillips personally owns more than 1 million shares, or approximately 7.8% of the common stock of the Company.  Unlike Mr. Karkus, who has engaged in an opportunistic pattern of buying and selling shares of your Company over the past several years, at no point in time has either Mr. Quigley or Mr. Phillips cashed in their respective equity ownership in the Company for personal gain.  Your incumbent Board shares a mutual goal in seeing our Company succeed and we continue to work diligently on implementing ideas and strategies that are designed to enhance stockholder value.

We believe it is important to note that in line with best corporate governance practices The Quigley Corporation does not have a staggered or classified Board and all Directors stand for election annually.  A majority of the Board is independent - four of seven of your current directors are independent members who serve on the Audit and Compensation Committees.

THE PROPOSED KARKUS SLATE OF NOMINEES CONSISTS MOSTLY OF HIS PARTISAN FRIENDS – WHO HAVE LITTLE TO NO RELEVANT INDUSTRY EXPERIENCE

Karkus’ proposed slate of nominees is primarily comprised of a group of individuals with whom he has had personal or professional dealings.  We do not believe these individuals have the experience or qualifications to advance the interests of The Quigley Corporation and its stockholders.  The background and expertise of his group includes financial services, marketing, construction and hospitality, as well as his personal physician. Karkus has nominated partisan individuals with minimal if any public company, pharmaceutical, manufacturing or other related experience.   Simply put, they lack the necessary qualifications we believe are required to direct the future of The Quigley Corporation.

KARKUS HAS NEVER BOTHERED TO CONTACT THE BOARD OF DIRECTORS

Karkus has never attempted to engage in a constructive dialogue with your incumbent Board about steps he believes should be taken to enhance stockholder value. Karkus has instead opted to launch a costly and disruptive proxy contest which, if he succeeds, will benefit only him and not his fellow stockholders.  We appreciate input from our fellow stockholders, but we will not allow one stockholder to plunder the Company at the expense of all other stockholders.

DON’T GIVE UP CONTROL OF YOUR COMPANY TO AN UNPROVEN SLATE OF INEXPERIENCED NOMINEES

Mr. Karkus personally claims to own less than 5% of the outstanding shares of your Company, yet he is seeking to gain control of the Company’s entire Board.  A private investor who has engaged in an opportunistic pattern of buying and selling shares of your Company over the past several years should not be entrusted to run your Company.  We believe Karkus is more concerned with personal gain than with the best interests of the Company or our fellow stockholders.  We believe that the real motive behind Karkus’ campaign is to wrest control of The Quigley Corporation from its true owners, the stockholders, without compensating them.

Your Board is singularly qualified, with diverse senior level business and industry experience and in-depth knowledge of The Quigley Corporation. The incumbent Board, together with your senior management team, has the industry and operational experience to manage this unique company, which combines a leading OTC product marketer with a pharmaceutical R&D subsidiary.

We believe that in his attempt to gain control of your Company, Karkus is effectively asking you to start over again with a new and unqualified Board.  We’ve come too far and achieved many key milestones, and with your continued support, we will stay on course and further implement our strategic plans to enhance stockholder value.

PROTECT YOUR INVESTMENT – VOTE THE WHITE PROXY TODAY

Your vote at this year’s Annual Meeting is more important than it has ever been.  As a result, we are urging all our fellow stockholders to vote the WHITE proxy card today and to discard any materials that you may receive from Karkus.  Please do not return any blue cards, even as a protest vote, as only your latest dated card will be counted at the Annual Meeting.  Acting together, we are confident that we can ward off Karkus’ attempt to take over the Company and your Board will be able to get back to the business of enhancing stockholder value.

If you have any questions or need assistance in voting the WHITE proxy card, please call our proxy solicitors, MacKenzie Partners, Inc. toll-free at (800) 322-2885 or (212) 929-5500 or by email at Quigley@mackenziepartners.com.  You may also be able to vote by telephone or internet and we encourage you to do so by following the instructions on the WHITE proxy card.

Sincerely,

Guy J. Quigley
Chairman of the Board, President and
Chief Executive Officer

About The Quigley Corporation
The Quigley Corporation (NASDAQ: QGLY, http://www.Quigleyco.com) is a diversified natural health medical science company.   Its Cold Remedy segment is a leading marketer and manufacturer of the COLD-EEZE® family of lozenges, gums and sugar free tablets clinically proven to cut the common cold nearly in half.  COLD-EEZE customers include leading national wholesalers and distributors, as well as independent and chain food, drug and mass merchandise stores and pharmacies.   The Quigley Corporation has several wholly owned subsidiaries; Quigley Manufacturing Inc. consists of two FDA approved facilities to manufacture COLD- EEZE® lozenges as well as fulfill other contract manufacturing opportunities. Quigley Pharma Inc. (http://www.QuigleyPharma.com) conducts research in order to develop and commercialize a pipeline of patented botanical and naturally derived potential prescription drugs.

Forward-Looking Statements
Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risk, uncertainties and other factors that may cause the Company's actual performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statement. Factors that impact such forward-looking statements include, among others, changes in worldwide general economic conditions, changes in interest rates, government regulations, and worldwide competition.

Important Additional Information
The Quigley Corporation (“Quigley” or the “Company”) filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) on April 2, 2009 in connection with the 2009 Annual Meeting of Stockholders and began the process of mailing the definitive proxy statement and a WHITE proxy card to stockholders. The Company’s stockholders are strongly advised to read Quigley’s proxy statement as it contains important information. Stockholders may obtain an additional copy of Quigley’s definitive proxy statement and any other documents filed by the Company with the SEC for free at the SEC’s website at http://www.sec.gov. Copies of the definitive proxy statement are available for free at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=07814.

In addition, copies of the Company’s proxy materials may be requested at no charge by contacting MacKenzie Partners, Inc. at 1-800-322-2885 or via email at quigley@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Quigley’s stockholders is available in Quigley’s definitive proxy statement filed with SEC on April 2, 2009.

CONTACT:

Gerard M. Gleeson The Quigley Corporation Vice President, CFO (215) 345-0919	Mark Harnett / Bob Marese MacKenzie Partners, Inc. (212) 929-5500 Quigley@mackenziepartners.com	Carl Hymans G. S. Schwartz & Co. 212-725-4500 carlh@schwartz.com